UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2012

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact Name of Registrant As Specified in Charter)

Delaware	0-50209	04-3372948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On August 29, 2012, Boston Properties Limited Partnership (the “Partnership”), the sole general partner of which is Boston Properties, Inc. (“BPI”), acquired from affiliates of Rockwood Capital and TMG Partners the development project located at 680 Folsom Street and 50 Hawthorne Street in the South of Market (SoMa) area of San Francisco, California. When completed, 680 Folsom Street and 50 Hawthorne Street will comprise approximately 522,000 net rentable square feet of Class A office and retail space, and it is approximately 85% pre-leased. The estimated project cost upon completion is approximately $340 million with initial occupancy expected in mid-2014. As part of the transaction, the Partnership also acquired the corner site of 690 Folsom Street, which is an adjacent parcel with a vacant 22,000 square foot, two-story structure that may be redeveloped in the future.

The consideration paid by the Partnership consisted of approximately $62.2 million in cash and the issuance of 1,588,100.206 Series Four Preferred Units of limited partnership interest in the Partnership (the “Series Four Preferred Units”). The Series Four Preferred Units are not convertible into or exchangeable for any common equity of the Partnership or BPI, have a per unit liquidation preference of $50.00 and are entitled to receive quarterly distributions of $0.25 per unit (or an annual rate of 2.0%). In connection with the acquisition, the Partnership also assumed a $170.0 million construction loan commitment, although no amount is currently outstanding.

TMG Partners will continue as development manager and will be responsible for managing the ongoing construction under an agreement with the Partnership pursuant to which a portion of the Series Four Preferred Units is subject to forfeiture based on, among other things, completion of construction within an agreed timetable and budget.

The Series Four Preferred Units were issued to accredited investors pursuant to the exemptions from registration provided by Rule 506 of Regulation D, promulgated under Section 4(2) of the 1933 Securities Act, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: August 29, 2012	By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Senior Vice President, Chief Financial Officer and Treasurer